Exhibit 4.47

Bank of Fushun

Working Capital Loan Contract

Contract No.: Fu Yin Shen Fen [2017] Liu Dai No. 001

Borrower: ChinaCache Xin Run Technology (Beijing) Co., Limited

Lender: Bank of Fushun Limited, Shenyang Branch

Instructions

1.                  In order to safeguard your credit rights and interests, and prevent any unfavorable credit record caused by any default, please duly perform this Contract and pay the principal of the loan and interest thereon on time in the principles of honesty and good faith.

2.                  You expressly acknowledge that you shall be held legally liable for any default committed by you.

Working Capital Loan Contract

Important

The Borrower shall carefully read this Contract, in particular, the terms that exclude or limit the liabilities of the Lender, grant certain rights to the Lender unilaterally, and increase the liabilities of the Borrower or restrict the rights of the Borrower. If the Borrower has any doubt, the Borrower shall ask the Lender to explain in a timely manner.

Borrower: ChinaCache Xin Run Technology (Beijing) Co., Limited

Legal representative/ principal: WANG Song

Domicile: Buildings 1# & 2#, No. 1, Zhuyuan 4th Street, Shunyi District, Beijing

Postal code: 101300

Lender: Bank of Fushun Limited Shenyang Branch

Legal representative: MA Jinzhong

Domicile: No. 87, Heilongjiang Street, Huanggu District, Shenyang

Postal code: 110032

Through negotiation on an equal basis, the Lender and the Borrower hereby enter into this Contract with respect to the grant of a loan.

This Contract is a separate agreement under the Comprehensive Facility Contract (Contract No.: Fu Yin Shen Fen [2017] Zong Xin No. 001) entered into between ChinaCache Xin Run Technology (Beijing) Co., Limited and Bank of Fushun Limited, Shenyang Branch (☑ 1. Applicable ☐2. Not applicable)

Article 1 Loan

1.1.              Loan amount

1.1.1                          The Loan amount is one hundred and fifty million Yuan (¥150,000,000.00).

1.1.2                          If, at the time of actual drawdown of the loan, the facility limit then available under the Comprehensive Facility Contract is lower than the loan amount available to the Borrower hereunder, the Lender shall have the right to reduce the Loan amount hereunder according to the available facility limit. (☑1. Applicable ☐2. Not applicable)

1.2.              Term of Loan

The Term of Loan shall be thirty six (36) months from October 30, 2017 to October 27, 2020, subject to the actual term specified in the Loan Note. If the actual drawdown date of the Loan is later than the commencement date of the Term of Loan specified herein, the Borrower shall still make repayments in accordance with the repayment schedule set forth herein.

1.3.              Purpose of Loan

1.3.1                          Purpose of Loan: Repayment of loans.

1.3.2                          Without the written consent of the Lender, the Borrower may not change the purpose of the Loan.

1.3.3                          The Working Capital Loan may not be used for investment in fixed assets, equity or otherwise, or in any field or for any purpose of production or business prohibited by the State.

1.3.4                          The Working Capital Loan may not be misappropriated.

Article 2 Interest Rate and Calculation and Settlement of Interest on the Loan

2.1.              The interest rate hereunder is a ☑ fixed interest rate ☐floating interest rate, as specified below.

2.1.1                          The interest rate hereunder is set forth in Paragraph  2   below.

1)                 The interest rate hereunder shall be a floating interest rate, which is ☐the benchmark interest rate for the loan period specified in the Loan Note applicable on the ☐effective date of this Contract ☐initial drawdown date ☐each drawdown date, ☐plus __% ☐less __%.

2)                 The interest rate hereunder shall be a fixed interest rate, which is 6.6667‰ per month, and shall remain unchanged during the Term of Loan.

2.1.2                          If the interest rate hereunder is a floating interest rate, in case of any adjustment of the benchmark interest rate by the People’s Bank of China, the interest rate adjustment date hereunder shall be determined according to the method described in Paragraph __ below. Effective from the interest rate adjustment date, the interest rate hereunder shall be determined according to the benchmark interest rate as adjusted, with the interest margin stated above remaining unchanged.

1)                 The interest rate adjustment date shall be identical to the adjustment date of the benchmark interest rate fixed by the People’s Bank of China.

2)                 The interest rate adjustment date shall be the date that is ☐months ☐quarters ☐half a year ☐years after the actual drawdown date of the Loan (or, the initial drawdown date if the Loan will be available in installments).

3)                 The interest rate adjustment date shall be January 1 of the year following such adjustment.

2.1.3                          If the People’s Bank of China adjusts the benchmark interest rate into a floating interest rate or cancels the benchmark interest rate, the Parties shall negotiate to adjust the interest rate hereunder, provided that the interest rate as adjusted shall not be lower than then applicable interest rate. If the Parties fail to reach an agreement on the adjustment of the interest rate hereunder within _3_ months following the date of adjustment fixed by the People’s Bank of China, the Lender shall have the right to declare all the outstanding Loan hereunder immediately due and payable. Before the Parties reach an agreement thereon, the interest on the Loan shall continue to accrue according to the original interest rate applicable prior to such adjustment.

2.2.              Daily interest rate = monthly interest rate/30; monthly interest rate = annual interest rate/12.

2.3.              Calculation of interest

2.3.1                          Normal interest = interest rate hereunder X amount of the Loan drawn X number of days of occupation of the Loan funds, in which the number of days of occupation shall be calculated pursuant to the relevant provisions of the People’s Bank of China.

2.3.2                          Where the Borrower fails to repay the Loan on the due date specified herein (or the accelerated repayment date, if applicable) or misappropriates the Loan, the Lender shall have the right to charge a default interest on the outstanding or misappropriated amount according to the default rate and the actual number of days of such default or misappropriation, as the case may be. If the Borrower fails to pay any interest or default interest that becomes due, the Lender shall charge a compound interest thereon at the default rate specified in this Article 2.3.2, according to the method of settlement of interest specified in Article 2.4. The default rate for the overdue Loan shall be an interest rate which is 50% more than the interest rate specified herein. The default rate for the misappropriated Loan shall be an interest rate which is 100% more than the interest rate specified herein. Where a Loan is both overdue and misappropriated, the default interest and compound interest shall accrue at the higher of the default rates stated above. Where a Loan subject to a floating interest rate is overdue or misappropriated, and the People’s Bank of China adjusts the benchmark interest rate during the same period, the Lender shall have the right to adjust the relevant default rate accordingly and apply the new default rate from the date of adjustment fixed by the People’s Bank of China.

2.4.              The interest on the Loan hereunder shall be paid according to the method stated in Paragraph 2 below:

1)                 The interest shall be paid on the 20th day of the last month of each quarter and paid on the 21st day of that month.

2)                 The interest shall be paid on the 20th day of each month and paid on the 21st day of that month.

3)                 The interest and the principal of the Loan shall be paid in one lump sum on the due date of the Loan.

If the final repayment date of the principal of the Loan is not an interest payment date, the Borrower shall pay all the interest then due and unpaid on the final repayment date of the principal of the Loan.

Article 3 Opening and Supervision of Accounts

The Borrower shall open the following accounts with the Lender, for the purposes of, among other things, release and payment of the Loan funds, repayment and settlement of the Loan, and collection of funds.

1)                       The release and payment of the Loan shall be handled through the loan account, which shall be solely used for the release and payment of the Loan funds.

2)                       The Borrower ☐will  ☑will not open a special loan account.

Account number: ______

3)                       The Borrower will open a loan repayment and settlement account (account number: 1001200001920171026), which will be used for the repayment of the Loan, and accounting and settlement of transfer and other fees in respect of the Loan funds. This account ☑is ☐is not a loan account.

4)                       The Borrower designates the following account as its special account for collection of funds, and will promptly provide information about the receipts and payments of the account, and accept the supervision of the account by the Lender.

Account number: ______

Article 4 Release and Payment of the Loan Funds

4.1.              The Loan hereunder may be drawn in installments, provided that aggregate amount drawn by the Borrower shall not exceed the amount specified in Article 1.

4.2.              At the time of initial drawdown by the Borrower, the Lender shall have the right to refuse the drawdown unless all the conditions set out below have been satisfied:

1)                 this Contract and the schedules hereto shall have taken effect;

2)                 the Borrower shall have provided the Lender with the instruments, documents, specimen seals, list of related personnel and specimen signatures thereof relating to the execution and performance of this Contract, and completed the relevant vouchers;

3)                 the Borrower shall have obtained or effected all the governmental permits, approvals, authorization, filings, registrations and other legal procedures necessary for the project and matters in respect of the Loan hereunder, and completed other procedures that may be required by the Lender, and such permits, approvals, authorization, filings, registrations and procedures shall remain in full force and effect;

4)                 the security contract (if any) under this Contract shall have taken effect and remain in full force and effect, and if the security contract is a mortgage and/or pledge contract, the security interest shall have been constituted thereunder and remain in full force and effect;

5)                 the Borrower shall have opened the account(s) for the performance of this Contract, at the request of the Lender;

6)                 the business and financial conditions of the Borrower shall not have experienced any material adverse change;

7)                 the method of payment of the Loan funds shall comply with the provisions hereof, and if the Lender is authorized to make any payment on behalf of the Borrower, the Lender shall have agreed with such payment;

8)                 the initial drawdown date shall not be later than December 31, 2017;

9)                 no “Event of Acceleration” shall have occurred hereunder; and

10)          such other conditions provided by the law or as agreed by the Parties.

4.3.              At the time of each subsequent drawdown, the Lender shall have the right to refuse the drawdown unless all the conditions set out below have been satisfied:

1)                 the items and documents referred to in Paragraphs 3 and 4 of Article 4.2 shall remain in full force and effect;

2)                 The use of the Loan already drawn shall comply with the provisions hereof and the Borrower shall have provided the relevant record and proofs about the use of the Loan funds on time;

3)                 the method of payment of the Loan funds shall comply with the provisions hereof, and if the Lender is authorized to make any payment on behalf of the Borrower, the Lender shall have agreed with such payment;

4)                 the business and financial conditions of the Borrower shall not have experienced any material adverse change;

5)                 no “Event of Acceleration” shall have occurred hereunder; and

6)                 the drawdown date shall not be later than October 27, 2020.

4.4.              The Borrower shall, no later than three (3) banking days prior to each drawdown, go through the relevant drawdown procedures and specify the method of payment. In case of authorized payment through the Lender, the Borrower shall provide the Lender with a Drawdown Request, Payment Authorization Letter, Loan Note, corresponding request for settlement/checks/credit memo and other information that the Lender may require. In case of self-service payment by the Borrower, the Borrower shall, at the time of drawdown, provide the Lender with a Drawdown Request, Loan Note, capital use plan and other information that the Lender may require.

4.5.              Method of payment. Any payment of the Loan funds in excess of five million Yuan (¥5,000,000.00) in a single transaction shall be effected by means of authorized payment through the Lender. Any payment of the Loan funds not exceeding the aforesaid limit in a single transaction may be effected by means of self-service payment by the Borrower. The Lender may adjust the method of payment of the Loan funds according to the actual circumstances.

4.6.              Change in the method of payment. In case of any change in the conditions for any payment to be made by the Borrower after the submission of a Drawdown Request, if it is a self-service payment by the Borrower and meets the conditions for authorized payment under Article 4.5, the method of payment of the Loan funds shall be changed. In case of any change in the method of payment or in the amount payable, payee, purpose of Loan or otherwise in respect of any authorized payment, the Borrower shall provide the Lender with a statement about such changes in writing, a new Drawdown Request and relevant transaction documents proving the use of the funds.

4.7.              The Borrower shall use the Loan funds in such manner as agreed, and may not avoid authorized payment through the Lender by breaking up any large-sum payment into small sums.

4.8.              Authorized payment through the Lender means such means of payment in which the Lender credits the Loan funds to the account of the Borrower pursuant to the provisions hereof, and then according to the Payment Authorization Letter issued by the Borrower, directly pays the Loan funds from the account to the counterparties of the Borrower, to the extent that such payments comply with the purpose of the Loan as specified herein.

If the Lender agrees to make any payment, but fails to effect the payment or the payment is returned due to any wrong information provided by the Borrower, the Borrower shall re-submit the relevant vouchers and documents containing correct information within the time limit prescribed by the Lender.

4.9.              Self-service payment by the Borrower means such means of payment in which the Borrower directly pays the Loan funds credited by the Lender to the account of the Borrower pursuant to the provisions hereof to its counterparties, to the extent that such payments comply with the purpose of the Loan as specified herein.

4.10.  The Borrower shall report its use of the Loan funds and provide relevant records and documents that can prove the use thereof to the Lender on a regular basis, provided that such reports shall be submitted at least once a month. The Lender shall have the right to inspect whether the payment of the Loan funds complies with the purpose of the Loan specified herein by means of account analysis, audit of vouchers, on-site investigation or otherwise. The Borrower shall give cooperation to such inspections.

Article 5 Repayment of the Loan

5.1.              The Borrower shall repay the principal of the Loan in accordance with the due date specified in Article 1 and the following provisions. Where the due date indicated on the Loan Note is different from the due date specified in Article 1, the Loan Note shall prevail.

Repayment date	Repayment amount
April 21, 2018	Seven million five hundred thousand Yuan (¥7,500,000.00)
October 21, 2018	Seven million five hundred thousand Yuan (¥7,500,000.00)
April 21, 2019	Seven million five hundred thousand Yuan (¥7,500,000.00)
October 21, 2019	Seven million five hundred thousand Yuan (¥7,500,000.00)
April 21, 2020	Seven million five hundred thousand Yuan (¥7,500,000.00)
October 27, 2020	Balance of the principal

5.2.              Where the Borrower is in arrears with the payment of any principal and interest due, the Lender shall have the right to determine the order of repayment of the principal or interest; in case of repayment in installments, if there are a number of Loans due and overdue Loans hereunder, the Lender shall have the right to determine the order of repayment of any particular Loan; if there are a number of loan contracts between the Borrower and the Lender that have become due, the Lender shall have the right to determine the order of repayment of the loans by the Borrower under such contracts.

Article 6 Security for the Loan

The security for the Loan hereunder is as stated in Paragraph 1 below:

1)                       This Contract is the master contract of _A\B_(No: Fu Yin Shen Fen/Zhi 2017 No. Zong Xin 001 Gao Bao No.1\ Fu Yin Shen Fen/Zhi 2017 No. Zong Xin 001 Gao Di No.1) (A. Maximum Amount Guarantee Contract; B. Maximum Amount Mortgage Contract; C. Maximum Amount Pledge Contract) entered into between ChinaCache Xin Run Technology (Beijing) Co., Limited and WANG Song, as the security provider, and the Lender, which provides a maximum amount guarantee for the Loan hereunder.

2)                       The security will be jointly provided by _____________________________.

Article 7 Disclosure of Related-party Transactions inside the Group of the Borrower (☐1. Applicable ☑2. Not applicable)

The Borrower is a group client as defined by the Lender pursuant to the Guidelines for Risk Management of Facility Services Provided by Commercial Banks to Group Clients. The Borrower shall promptly report to the Lender any related-party transaction accounting for more than 10% of its net assets, including the affiliation relationship between the parties thereto, and items, nature, amount or relevant ratios and pricing policies in respect of the transaction, including transactions without consideration or only with a nominal consideration.

In the event of any of the following on the part of the Borrower, the Lender shall have the right to unilaterally suspend the provision of the part of the Loan unutilized by the Borrower, accelerate the repayment of all or part of the principal and interest on the Loan, and take other actions according to law:

1)                       provision of any false information or concealment of any material facts of business or financial condition;

2)                       any change in the purpose of the Loan without the consent of the Lender, or misappropriation of the Loan or using the Loan to engage in any transaction in contravention of the applicable laws and regulations;

3)                       by using any false contract with its affiliate, presenting any note receivable, account receivable or other claim without a real trading background to the bank for discount or as collateral, thereby obtaining funds or facility from the bank illegally;

4)                       refusal to accept the supervision and inspection conducted by the Lender on its use of the Loan funds, business and financial activities;

5)                       any material merger, acquisition, reorganization or other circumstances that may in the opinion of the Lender affect the security of the Loan hereunder;

6)                       attempting to evade or invalidate the debts owed to the bank through any related-party transaction; or

7)                       otherwise materially breaching this Contract as determined by the Lender.

Article 8 Representations and Covenants of the Borrower

8.1.              The Borrower is duly incorporated and validly existing, has the necessary rights and capacity, and is capable to perform its obligations hereunder and assume civil liabilities in its own name.

8.2.              The Borrower fully understands the content of this Contract, enters into and performs this Contract based on its true intention, and has obtained all the consents, approvals and authorization necessary for its execution and performance of this Contract. The execution and performance of this Contract by the Borrower will be free from any legal defect.

8.3.              All the documents, statements, data (including the data of transactions with the counterparties) and information provided by the Borrower in the application for the Loan and during the execution and performance of this Contract are and will be true, accurate, complete and valid. The Borrower has not omitted to provide or concealed any information that may affect the Lender’s assessment of its financial condition or solvency or the conditions of the loan project.

8.4.              If the Borrower has entered or will enter into any counter guarantee agreement or similar agreement with the security provider hereunder in respect of its obligation of guarantee, such agreement will not damage any right of the Lender hereunder.

8.5.              The Borrower shall give cooperation to the Lender in the management of the payment of the Loan funds, post-loan management and the relevant inspections.

8.6.              The debts owed to the Lender shall be discharged prior to the loans provided by the shareholders of the Borrower to it.

8.7.              The Borrower may not dispose any of its assets that will result in any decrease in its solvency.

8.8.              The Borrower covenants that it will comply with the provisions of the Lender and the regulatory authorities regarding green credit; if its business faces any material environmental or social risk, submit an environmental or social risk report to the Lender; enhance management of environmental and social risks, and subject itself to the supervision by the Lender in this regard. The Borrower represents and warranties that the internal management documents of it and the project operated by it in respect of environmental and social risks comply with the requirements of the applicable laws and regulations and have been duly implemented, and that it is free from any material litigation involving any environmental or social risk. The Borrower covenants that it will properly handle the matters that the Lender deems relevant to the control of environmental and social risks, and report to the Lender any material issues relating thereto in a timely and complete manner.

8.9.              Anti-money laundering. The Borrower will give cooperation to the Lender in enforcing the laws, rules and regulations concerning anti-money laundering.

8.10.  From the date of this Contract till the full repayment of the principal of the Loan hereunder and the interest and other fees thereon, the financial indicators of the Borrower shall always comply with the following provisions:

______________________________________________________.

Article 9 Rights of the Lender

9.1.              The Lender shall have the right to recover the principal of the Loan hereunder and the interest (including default interest and compound interest) thereon and receive other fees payable by the Borrower pursuant to the provisions hereof, and exercise other rights provided by the law or this Contract.

9.2.              The Lender shall have the right to manage and control the payment of the Loan funds pursuant to the relevant regulatory rules and the provisions hereof, and monitor the relevant accounts pursuant to the provisions hereof.

9.3.              The Lender shall have the right to directly set off the funds in any account opened by the Borrower with the Bank of Fushun against the principal, interest, default interest, compound interest and other fees due and payable in respect of the Loan hereunder, and for that purpose, regard any sum in such account that has not yet reached maturity immediately reaches maturity.

9.4.              The Lender shall have the right to recover the Loan prior to the expiration of the Term of Loan according to the status of the collection of funds by the Borrower.

9.5.              The Lender shall have the right to check the credit reports concerning the Borrower through the basic financial credit database, in the review of the Borrower’s loan application or application for the provision of security or post-loan management or when it otherwise needs to check the credit standing of the Borrower. The Lender shall have the right to submit the Borrower’s credit information to the basic financial credit database.

Article 10 Obligations of the Borrower

10.1.       The Borrower shall pay the principal of the Loan hereunder and the interest thereon at such time and in such amount as specified herein.

10.2.       The Borrower shall use the Loan funds in accordance with the provisions hereof, and may not divert the Loan funds to any other purpose not contemplated herein.

10.3.       The Borrower shall be responsible for the costs and expenses in connection with the Loan hereunder, including without limitation the costs of notarization, appraisal and evaluation, and the settlement fees in respect of the payment of the Loan funds, regardless of whether the method of payment is authorized payment through the Lender or self-service payment by the Borrower, and pay related fees charged by the Lender in such amount and at such time as prescribed by the Lender.

10.4.       The Borrower shall abide by the business rules and operating practices of the Lender in respect of facility service, including without limitation, giving cooperation to the Lender in the supervision and inspection of its use of the Loan funds and business conditions, and promptly providing all the financial statements and other data and information that may be required by the Lender.

10.5.       In the event of any of the following on the part of the Borrower, the Borrower shall notify the Lender in writing at least thirty (30) days in advance, and may not take any action in respect thereof until it has paid the principal of the Loan hereunder and the interest thereon in full or provided a repayment schedule and security to the satisfaction of the Lender:

1)                 any sale, gift, lease, lending, transfer, mortgage, pledge or otherwise disposal of all or substantially all of its assets or material assets;

2)                 any actual or potential material change in its management system or ownership structure, including without limitation transformation into the contract, leasing or shareholding cooperative system or into a joint venture or company, sale of business, consolidation, merger, equity or contractual joint venture, division, establishment of any subsidiary, share transfer, property transfer or reduction of capital; or

3)                 any external investment or substantial increase in debt financing.

10.6.       In the event of any of the following on the part of the Borrower, whether actual or potential, the Borrower shall notify the Lender in writing within seven (7) days:

1)                 any amendment to its articles association, or any change in its business name, legal representative/principal, domicile, mailing address, scope of business or other particulars registered with the administration for industry and commerce, or any decision that has a material effect on its financial or personnel affairs;

2)                 where any petition for bankruptcy is filed by the Borrower or its security provider or by the creditors against the Borrower or its security provider;

3)                 where the Borrower is involved in any legal, arbitration or administrative proceedings, or its major assets, the assets of the loan project or the security hereunder is subject to any property preservation or other enforcement action;

4)                 where the Borrower provides guarantee for any third party, which has a material adverse effect on its financial condition or its ability to perform its obligations hereunder;

5)                 where the Borrower enters into any contract that has a material effect on its business or financial condition;

6)                 where the Borrower or its security provider suspends production, closes business, is dissolved, suspends business to bring up to standard or is deregistered, or its business license is revoked;

7)                 where the Borrower violates the laws or regulations, or its legal representative/principal or major investor or any of its senior officers undergoes any abnormal change, becomes missing, is subject to any investigation or restrictions on personal freedom by judicial organs according to law, or otherwise violates the laws or regulations; or

8)                 where the Borrower suffers any serious difficulties in its business operation or deterioration of financial condition, or gets into any other circumstances that have an adverse effect on its business or financial condition or solvency.

10.7.       In case of any change in the security hereunder that is unfavorable to the claims of the Lender, the Borrower shall promptly provide additional security in accordance with the requirements and to the satisfaction of the Lender.

For the purpose of this Article 10.7, “change” includes without limitation any consolidation, division, suspension of production, close-down, dissolution, suspension of business to bring up to standard, deregistration or revocation of business license on the part of the security provider; any petition for bankruptcy filed by or against the security provider; any material change in the business or financial condition of the security provider; any legal, arbitration or administrative proceedings involving the security provider; any property preservation or other enforcement action against the main assets of the security provider; any actual or potential depreciation of the security; any property preservation or other enforcement action against the security; violation of the laws or regulations by the security provider or its legal representative/principal or major investor or any of its senior officers; or, if the security provider is an individual, the security provider becoming missing or being or declared dead; any default committed by the security provider under the security contract; any dispute arising between the security provider and the Borrower; request by the security provider for rescission of the security contract; failure of the security contract to take effect or invalidity or revocation thereof; failure to create or invalidity of the security; or other circumstances affecting the security of the claims of the Lender.

Article 11 Insurance

11.1.       The Borrower shall purchase such commercial insurance as required by the Lender, with the Lender being named as the first-ranking insurance claimant, and leave the original of such insurance policies in the safekeeping of the Borrower.

11.2.       During the term of this Contract, the Borrower shall pay all the insurance premiums on time and perform other necessary obligations to maintain the validity of such insurance policies.

11.3.       Where the Borrower fails to purchase or renew any insurance, the Lender shall have the right to purchase or renew the same, pay the insurance premiums or take other actions to maintain such insurance, in which case the Borrower shall give necessary assistance to the Lender and reimburse the Lender for the insurance premiums and other costs incurred.

Article 12 Acceleration of the Loan

12.1.       The occurrence of any of the following shall be deemed as an “Event of Acceleration” hereunder:

1)                 where any representation made by the Borrower in Article 8 is untrue;

2)                 where the Borrower violates any provision hereof;

3)                 where any event that should be notified to the Lender under Article 10.6 actually occurs, which would in the opinion of the Lender affect the security of its claims hereunder;

4)                 where the Borrower breaches any other contract concluded with the Lender or any contract concluded with any third party, or the debts of the Borrower under any other contract concluded with the Lender or any contract concluded with any third party might be or have already been declared immediately due and payable; or

5)                 where any member of the Borrower’s group fails to repay or delays in the repayment of its debts owed to any financial institution that become due or are declared immediately due and payable.

12.2.       Upon the occurrence of an “Event of Acceleration”, the Lender shall have the right to take any or all of the following actions or any combination thereof:

1)                 to suspend the provision of the part of the Loan unutilized by the Borrower;

2)                 to suspend the payment of the Loan funds that has been released to but has not yet been used by the Borrower;

3)                 to request the Borrower to negotiate with the Lender about supplementary conditions for the release and payment of the Loan funds within a prescribed time limit;

4)                 to request the Borrower to change the method of payment and open a special loan account in accordance with the requirements of the Lender; and/or

5)                 to unilaterally declare the principal of the Loan already drawn hereunder immediately due and payable, and request the Borrower to immediately pay the principal of the Loan and the interest thereon in full.

Article 13 Default

13.1.       Where the Borrower fails to pay any principal or interest on time and in full or use the Loan for the purpose specified herein, the Lender shall charge an interest at the default rate for the overdue Loan or for the misappropriated Loan, as the case may be, and a compound interest on any interest due and unpaid.

13.2.       Where the Borrower fails to pay any principal or interest on time and in full, the Borrower shall be responsible for the costs of collection, litigation (arbitration), preservation, notification and enforcement, attorney’ fee, travel expenses and other expenses incurred by the Lender in enforcing its claims.

13.3.       Where the Borrower evades the Lender’s supervision, defaults in the payment of the principal or interest on the Loan, maliciously evades or invalidates its debts or is otherwise in default, the Lender shall have the right to report such acts to the competent authorities and give public notice thereof on the media.

Article 14 Reservation of Rights

Any failure of a Party to exercise any or all of its rights hereunder or request the other Party to perform or assume any or all of its duties and obligations hereunder shall not operate as a waiver of such rights, duties or obligations.

Any indulgence or extension granted by a Party to the other Party hereto or any delay on the part of a Party in the exercise of its rights hereunder shall not affect any right available to that Party hereunder or under the applicable laws and regulations, or operate as a waiver of such rights.

Article 15 Amendment, Modification and Partial Invalidity

No amendment or modification of this Contract shall be valid unless it is made in writing and mutually agreed upon by the Parties. Any amendment or modification of this Contract shall have equal legal effect as this Contract.

Unless otherwise provided in the applicable laws and regulations or agreed by the Parties, the invalidity of any provision hereof shall not affect the legal effect of the remaining provisions hereof.

Article 16 Governing Law and Dispute Resolution

This Contract shall be governed by the laws of the People’s Republic of China.

Any dispute arising from or in connection with the execution or performance of this Contract after it takes effect shall be resolved by the Parties through negotiation. In case no resolution can be reached, either Party may submit the dispute to the people’s court at the domicile of the Lender for settlement by litigation.

When any dispute is pending, the Parties shall continue to perform the provisions hereof, except for the provisions in dispute.

Article 17 Miscellaneous

17.1.       Where the Borrower fails to perform any or all of its obligations hereunder, the Borrower shall subject itself to enforcement actions.

17.2.       Without the written consent of the Lender, the Borrower may not assign any of its rights or obligations hereunder to any third party.

17.3.       The Borrower agrees that the Lender may, due to the needs of business, authorize another department of the Bank of Fushun to exercise the rights and perform the obligations of the Lender hereunder, or to undertake and manage the loan service hereunder. Such other department of the Bank of Fushun as authorized by the Lender shall have the right to exercise all the rights of the Lender hereunder, submit any dispute hereunder to the court for settlement by litigation or petition the court to enforce this Contract, in each case in its own name.

17.4.       Without prejudice to any other provision hereof, this Contract shall inure to the benefit of, and be binding upon, the Parties and their respective legal successors and assigns.

17.5.       Unless otherwise agreed, each Party designates its domicile set out herein as its mailing and contact address, and undertakes to notify the other Party in writing in case of any change in its mailing and contact address.

17.6.       The titles and service names contained herein are for convenience of reference only, and shall be disregarded in the interpretation of the terms hereof or the rights and obligations of the Parties hereto.

17.7.       The Lender may assign any and all of its rights and obligations hereunder to any third party, without the consent of the Borrower, and to the extent necessary for such assignment, disclose the information of the Borrower and this Contract to such third party, in which case the Borrower shall complete the relevant procedures necessary for such assignment.

17.8.       Where the Borrower is unable to perform this Contract or perform its obligations in accordance with the provisions hereof due to any change in the applicable laws, regulations or regulatory rules or the requirements of the regulatory authorities, the Lender shall have the right to terminate, or according to such changes in the applicable laws, regulations or regulatory rules or the requirements of the regulatory authorities, amend this Contract and the agreements concluded hereunder. The Lender shall not be liable for its inability to perform this Contract or perform its obligations in accordance with the provisions hereof due to any termination or amendment of this Contract resulting therefrom.

17.9.       Where any representation made by the Borrower proves to be untrue or misleading in any material aspect or the Borrower fails to fulfill any covenant made herein, the Lender shall have the right to claim compensation from the Borrower for any losses or costs, including attorney’s fee, of the Lender resulting therefrom.

17.10.                      _________________________________________________.

Article 18 Supplementary Provisions

18.1.       The Form of Drawdown Request, the Drawdown Request, Payment Authorization Letter and Loan Note executed by the Parties, and other documents and materials confirmed by the Parties shall be an integral part of this Contract and have equal legal effect as this Contract.

18.2.       This Contract shall take effect after being signed (or sealed) by the legal representative/principal or authorized agent of the Borrower and stamped with the official seal of the Borrower and signed (or sealed) by the principal or authorized agent of the Lender and stamped with the official seal of the Lender.

18.3.       This Contract shall be made in seven counterparts, one counterpart to be held by the Borrower and two counterparts to be held by the Lender respectively with equal legal effect.

The Borrower has read all the terms of this Contract, and had an opportunity to request the Lender to offer the relevant explanations and has no dispute over any term hereof. The Parties have arrived at a common understanding on the terms of this Contract.

Borrower (official seal):			Lender (official seal):
Legal representative/principal or authorized agent			Principal or authorized agent
(signature or seal):	/s/ Song Wang	(with company seal)	(signature or seal):	/s/ Jinzhong Ma	(with company seal)
Responsible person:			Responsible person:
Date of signature: October 30, 2017			Date of signature: October 30, 2017

Drawdown Request

No.:

To: Bank of Fushun Limited _____ Branch (“Lender”)

Pursuant to the Working Capital Loan Contract (No.: _____) entered into between the Borrower and the Lender (“Contract”), the Borrower hereby requests for a drawdown of the loan under the Contract, as follows:

1)                 Amount: _____Yuan (¥____)

2)                 Method of payment:

☐                Authorized payment

Refer to the Payment Authorization Letter (No.: _____) for details.

☐                Self-service payment

Refer to the Capital Use Plan for the Loan Subject to Self-service payment (No.: _____) for details.

1.                  This Request is a supplement to the Contract. Unless otherwise provided herein, the provisions of the Contract shall apply to the rights, obligations and other matters as between the Borrower and the Lender.

2.                  If the Lender agrees to provide the Loan, the specific amount, drawdown data and due date of the Loan shall be subject to the Loan Note.

3.                  The Borrower covenants that the representations and warranties made by it in the Contract remain in full force and effect.

Borrower (official seal):

Legal representative/principal or authorized agent (signature or seal):

Responsible person:

Date of application: __(month) __(day), __(year)

The Lender agrees to provide the loan in accordance with the conditions set out above within three (3) banking days following the date of signature hereof.

Lender (official seal):

Principal or authorized agent (signature or seal):

Responsible person:

Date of signature: __(month) __(day), __(year)

Note: This Request is made in two copies, one copy to be held by the Borrower and the Lender respectively.